Exhibit 99.1

Continental Resources Announces Record Proved Reserves And Production For 2013

1.08 Billion Boe in Proved Reserves at Year-End 2013, a 38% Increase over Year-End 2012

Full-Year 2013 Production Totals 49.6 Million Boe, a 39% Increase over 2012

Continental Plans Fourth Quarter and Full-Year 2013 Earnings Announcement for Wednesday, February 26, 2014

OKLAHOMA CITY, Feb. 7, 2014 /PRNewswire/ — Continental Resources, Inc. (NYSE: CLR) (the “Company”) today announced record proved reserves and production for 2013, as well as key fourth-quarter 2013 cost metrics and capital expenditures.

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“Our teams delivered another excellent year, achieving production and capital expenditure guidance as promised,” said Harold G. Hamm, Chairman and Chief Executive Officer. “We accomplished our key 2013 goals across the board – to generate top-tier organic oil production growth; to improve efficiency while reducing drilling and completion costs; and to delineate the lower benches of the Bakken and southern portions of the South Central Oklahoma Oil Province, or SCOOP.

“In spite of abnormal winter weather in December and January that delayed some completions and deliveries, we still achieved our 2013 targets, and our annual guidance is intact for strong growth in 2014, with production increasing in a range of 26% to 32%,” Mr. Hamm said.

Proved Reserves Increase 38% Year over Year

The Company reported proved reserves of 1.08 billion barrels of oil equivalent (Boe) at December 31, 2013, an increase of 299 million barrels of oil equivalent (MMBoe) or 38% compared with year-end 2012.[1] Year-end 2013 proved reserves were 87% operated by the Company, 37% proved developed producing (PDP), and 68% crude oil. Continental has grown its proved reserves at a compound annual growth rate of 47% per year since year-end 2008.

In 2013, Continental’s PDP reserves for the first time exceeded 400 MMBoe. PDP reserves increased 31% from year-end 2012 to 405 MMBoe at December 31, 2013. The Company had 2,330 gross (1,302 net) proved undeveloped (PUD) locations at year-end 2013. The Bakken accounted for 84% of PUD locations at year end.

Continental’s year-end 2013 proved reserves had a net present value discounted at 10% (PV-10) of $20.2 billion, a 52% increase over the PV-10 of $13.3 billion for year-end 2012 proved reserves.

The strong increase in 2013 proved reserves reflected significant production growth in the Bakken play of North Dakota and Montana. Continental pioneered development of the upper Three Forks in 2008, and in the past year has led in the exploration of the lower benches of the Three Forks, in addition to leading the way with pilot down-space testing across the basin. The Bakken accounted for 741 MMBoe of Continental’s 2013 proved reserves, with a PV-10 value of $14.5 billion.

Continental’s 2013 proved reserves were also augmented by accelerated production in the SCOOP, an oil- and liquids-rich play in Oklahoma. SCOOP accounted for 215 MMBoe of 2013 proved reserves, a 241% increase over proved reserves of 63 MMBoe at year-end 2012. The PV-10 value of the Company’s SCOOP proved reserves was $3.3 billion as of December 31, 2013.

“We ramped up our SCOOP rig count early in 2013 and delivered strong results in a capital-efficient manner within our budget for the year,” said W. F. “Rick” Bott, President and Chief Operating Officer.

Continental holds the dominant leasehold positions in the Bakken and SCOOP, with 1.2 million net acres in the Bakken and 403,000 net acres in SCOOP as of December 31, 2013. The Company also has the industry’s most active drilling program in each play.

Production Grows 39% Year-Over-Year Within Capital Budget

Estimated total production was 49.6 MMBoe for 2013, an increase of 39% compared to 2012. Crude oil accounted for 71% of total production, or 35.0 MMBo, in 2013. Estimated natural gas production for the year was 87.7 billion cubic feet.

Capital expenditures excluding acquisitions for 2013 were just under the budget of $3.6 billion, which included $3.1 billion for drilling and completion operations. Acquisition capital expenditures were $270 million for 2013.

Fourth Quarter Production and Expenses

The Company announced production of 13.3 MMBoe for the fourth quarter of 2013, a year-over-year increase of 35% compared with the fourth quarter of 2012. Fourth quarter 2013 average production was 144,250 Boe per day, representing a 2% increase over the third quarter of 2013. The Company reached a new production milestone of 150,000 Boe per day during November, prior to experiencing winter weather delays. Continental has recently regained the 150,000 Boe per day production level.

“We had a great 2013,” Mr. Bott said. “Weather affected the fourth quarter, but the timing of production gains also reflects our continued shift to large, multi-well drilling pads. This is a key driver of future efficiency gains and production growth.

“Such strong execution continues to underpin our confidence in achieving Continental’s five-year plan to triple production and proved reserves,” he said.

Continental began 2014 with an inventory of more than 100 gross wells that have been drilled, but are not yet producing, almost all of which are associated with multi-well pads.

Fourth quarter 2013 oil differential (discount to WTI crude and inclusive of all transportation) is expected to be approximately $13 per barrel, about twice as high as the average for the first nine months of the year. Full-year 2013 differential is expected to be approximately $8.25 per barrel, compared with annual guidance range of $6 to $8 per barrel.

Lower volumes due to winter weather delays and the Company’s mix of wells in the fourth quarter of 2013 also impacted production expense per Boe and depreciation, depletion and amortization (DD&A) per Boe. Production expense for the fourth quarter of 2013 is expected to be approximately $0.90 above the third quarter 2013 level of $5.17 per Boe. DD&A for the fourth quarter of 2013 is expected to be approximately $1.50 above the third quarter 2013 level of $18.87 per Boe. For 2013 as a whole, the Company expects both production expense per Boe and DD&A per Boe to be within annual guidance.

The Company reaffirmed its 2014 guidance as announced in its third quarter earnings release on November 6, 2013.

Fourth Quarter and Full-Year Earnings Announcement and Conference Call

Continental plans to announce fourth quarter and full-year 2013 earnings on Wednesday, February 26, 2014, following the close of trading on the New York Stock Exchange. The company plans to host a conference call to discuss earnings results on Thursday, February 27, 2014, at 11 a.m. ET (10 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	11 a.m. ET, Thursday, February 27, 2014
Dial in:	800 708 4539
Intl. dial in:	847 619 6396
Pass code:	36590660

A replay of the call will be available for 30 days on the Company’s website or by dialing:

Replay number:	888 843 7419
Intl. replay	630 652 3042
Pass code:	36590660

Continental plans to publish a fourth quarter and full-year 2013 summary presentation to its website at www.CLR.com prior to the start of its earnings conference call on February 27, 2014.

Upcoming Conferences

Members of Continental’s management team will be participating in the following upcoming investment conferences:

February 12, 2014	Credit Suisse 19th Annual Energy Summit, Vail
March 3, 2014	Raymond James Institutional Investors Conference, Orlando
March 26, 2014	Howard Weil 42nd Annual Energy Conference, New Orleans

The Company’s presentations at the above Credit Suisse and Raymond James conferences will be available via webcast, such webcasts to be available for 30 days on the Company’s website described below. Instructions regarding how to access the webcasts and presentation materials for all conferences will be available on the Company’s website at www.CLR.com on or prior to the day of the presentations.

About Continental Resources

Continental Resources, Inc. (NYSE: CLR), based in Oklahoma City, is focused on the exploration and production of onshore oil-prone plays and is a Top 10 independent oil producer in the United States. The Company has a long and successful history of developing its industry-leading leasehold and production in the nation’s premier oil play, the Bakken of North Dakota and Montana, as well as significant positions in Oklahoma in its recently discovered SCOOP play and the Northwest Cana play. In 2014, the Company will celebrate 47 years of operation. Further information can be found at www.CLR.com

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, returns, budgets, costs, business strategy, objectives, and cash flow, are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable and based on reasonable assumptions, no assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. When considering forward-looking statements, readers should keep in mind the risk factors and other cautionary statements described under Part I, Item 1A. Risk Factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, registration statements and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), and other announcements the Company makes from time to time.

The Company cautions readers these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for, and development, production, and sale of, crude oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating crude oil and natural gas reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, and the other risks described under Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company, or persons acting on its behalf, may make.

Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements to reflect events or circumstances after the date of this press release.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry	Kristin Miskovsky
VP Investor Relations	VP Public Relations
405-234-9127	405-234-9480
Warren.Henry@CLR.com	Kristin.Miskovsky@CLR.com

John J. Kilgallon
Director, Investor Relations
405-234-9330
John.Kilgallon@CLR.com

1	Ryder Scott Company, L.P. evaluated properties representing 98% of the Company’s proved reserves and 99% of Continental’s PV-10 at year-end 2013, with Continental reserve engineers evaluating the remaining properties.